Exhibit 4.12

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of August 27, 2021, among The Bartell Drug Company, a Washington corporation (the “New Subsidiary Guarantor”), a subsidiary of Rite Aid Corporation (or its successor), a Delaware corporation (the “Company”), the Company on behalf of itself and the Subsidiary Guarantors (the “Existing Subsidiary Guarantors”) under the indenture referred to below, and The Bank of New York Mellon Trust Company, N.A., a banking association organized under the laws of the United States of America, as trustee (in such capacity, “Trustee”) and as notes collateral agent (in such capacity, “Notes Collateral Agent”) under the indenture referred to below.

W I T N E S S E T H :

WHEREAS the Company and the Existing Subsidiary Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”) dated as of February 5, 2020, providing for the issuance of an unlimited aggregate principal amount of 7.500% Senior Secured Notes due 2025 (the “Securities”);

WHEREAS Section 4.09 of the Indenture provides that under certain circumstances the Company is required to cause the New Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantor shall unconditionally guarantee all the Company’s obligations under the Securities pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the Existing Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantor, the Company, the Existing Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1.	Agreement to Guarantee. The New Subsidiary Guarantor hereby agrees, jointly and severally, on a senior secured basis, with all other Subsidiary Guarantors, to unconditionally guarantee the Company’s obligations under the Securities and the Indenture on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture.
2.	Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

3.	Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT REFERENCE TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.
4.	Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture and shall not be responsible for the recitals contained herein, all which recitals are made solely by the other parties hereto.
5.	Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
6.	Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

THE BARTELL DRUG COMPANY

By:  /s/ Ron Chima
Name:Ron Chima
Title:Vice President

RITE AID CORPORATION, on behalf of itself and the existing subsidiary guarantors

By:  /s/ Matthew Schroeder
Name:Matthew Schroeder
Title:Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee

By: /s/ Lawrence M. Kusch
Name:Lawrence M. Kusch
Title:Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as notes collateral agent,

By: /s/ Lawrence M. Kusch
Name:Lawrence M. Kusch
Title:Vice President

[Signature Page to Supplemental Indenture for the 2025 Notes]